Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pixelworks, Inc.
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification 842, Leases, and a change in the method of accounting for revenue as of January 1, 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.
/s/ KPMG LLP
Portland, Oregon
June 26, 2020